EXHIBIT 99.5

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

BASIS OF PRO FORMA PRESENTATION

On November 6, 2008, Yatinoo International SA, a Public Limited Company formed in Spain, including its subsidiaries (the “Company” or “Yatinoo”) and Stone Consulting Services, Inc. (“Pubco” or “Stone”) entered into a Stock Purchase Agreement, whereby Pubco agreed to acquire 100% of the issued and outstanding capital stock of Yatinoo from Yatinoo stockholders (the “Yatinoo Holders”) in exchange for payment of the purchase price of Fourteen Million Four Hundred Thousand (14,400,000) restricted shares of $.001 par value Common Stock of Pubco (the “Purchase Price”), or forty-eight percent (48%) of the issued and outstanding capital stock of Pubco immediately following the Forward Stock Split and closing of the transactions contemplated by the Stock Purchase Agreement (the “Yatinoo Acquisition”).  The Purchase Price was paid by Pubco to the Yatinoo Holders on November 13, 2008, the Closing Date.  On November 14, 2008, Pubco changed its name to Yatinoo, Inc. For accounting purposes, Yatinoo is considered to be the accounting acquirer.

In relation to the Stock Purchase Agreement, Pubco transferred all of the assets, liabilities and the consulting business that existed and was engaged in by Pubco immediately before the Closing to Michael Stone, Pubco’s Founder, d/b/a Stone Consulting Services.

The unaudited pro forma combined condensed balance sheets combine Yatinoo and Stone’s balances sheets as of the balance sheet date as if the transaction had been consummated on that date.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2007 and for the nine month period ended September 30, 2008 give effect to the Yatinoo Acquisition as if it had occurred on January 1.

PRO FORMA ADJUSTMENTS

a.	To reflect the transfer of all the assets and liabilities of Pubco immediately prior to the transaction to Michael Stone as if the transaction occurred on the balance sheet date.

b.	To reflect the increase in authorized shares of common stock of Pubco from 50 million to 500 million and a simultaneous 30 for 1 forward stock split.

c.
To reflect the repurchase and cancellation of 134,400,000 shares of common stock for $200,000. Assumes that the Company entered into a note payable for $200,000 to fund the repurchase on the balance sheet date.

d.
To reflect the recapitalization of Pubco through the issuance of 14,400,000 shares of common stock of Pubco to the Yatinoo shareholders for their 100% ownership interest in Yatinoo. Yatinoo shareholders will exchange their shares outstanding shares of common stock in Yatinoo for shares of Pubco, representing a 48% interest in the combined entity.

e.
Reflects the excess of the consideration paid, over the net assets received. As no goodwill is recorded in a transaction entered into with a shell, the difference was recorded as an adjustment to paid-in capital.

f.
Reflects the interest expense which would have been reflected on the note payable, had the note been outstanding for the entire year. The note payable is due within 120 days, and if repaid within that time, is non-interest bearing. The default rate on the note is 18%. For purposes of the pro forma presentation, the note is assumed to have been outstanding for the entire year.

g.	Represents estimated transaction costs of $50,000 for legal and accounting fees associated with the Stock Purchase Agreement.

h.
The conversion rate for the balance sheet at December 31, 2007 and September 30, 2008 was $1.47 and $1.45 per Euro, respectively.   The conversion rate for stockholders’ equity represents the historical rate on the date of issuance, which was $1.37 for 3,081 shares and $1.58 for 96,919 shares. The conversation rate for the statement of operations for the year ended December 31, 2007 was $1.31 per Euro and for the nine months ended September 30, 2008 was $1.52 per Euro.

PRO FORMA COMBINED BALANCE SHEET AT DECEMBER 31, 2007
(UNAUDITED)

	Actual	Actual	Pro Forma			Pro Forma
	Yatinoo (h)	Stone	Adjustments	Notes		Combined
Cash	$90,228	$24,656	$(24,656)		a	$90,228
Accounts receivable	5,543					5,543
Total current assets	95,771	24,656				95,771

Property, plant and equipment	88,607	-				88,607
Intangible assets	163,000	-				163,000
Total Assets	$347,378	$24,656				$347,378

Current Liabilities:
Accounts payable	$516,339	$-				$516,339
Accrued liabilites	-	5,754	(5,754)	a
Income tax payable	-	800	(800)	a		-
Loan payable	60,760	-	200,000	c,f		260,760
Total Current Liabilities	577,099	6,554				777,099

Long-Term Debt
Shareholder loan	-	500	(500)	a		-

Total Liabilities	577,099	7,054				777,099

Stockholders' Equity
Common stock, $.001 par value 50,000,000 authorized
5,000,000 issued and outstanding	4,212	5,000	20,788	b,g,f,d		30,000
Additional Paid in Capital		32,500	(258,288)	b,c,d,e		(225,788)
Accumulated other comprehensive loss	(27,317)	-	-			(27,317)
Deficit Accumulated in the Development Stage	(206,616)	(19,898)	19,898	a		(206,616)
Total Stockholders' Equity (Deficit)	(229,721)	17,602				(429,721)
Total Liabilities and Stockholders' Equity	$347,378	$24,656				$347,378

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED
DECEMBER 31, 2007 (UNAUDITED)

	Actual	Actual	Pro Forma		Pro Forma
	Yatinoo (i)	Stone	Adjustments		Combined

Revenues
Consulting Revenue	$-	$2,500			$2,500
Service Revenue	19,986	-			19,986
	19,986	2,500			22,486
Cost of Sales	4,481	-			4,481

Gross profit	15,505	2,500			18,005

General administrative expenses	174,509	22,347	50,000	g	246,856

Net loss from operations	(159,004)	(19,847)			(228,851)

Interest expense	-	-	(36,000)	f	(36,000)

Loss before provision for income tax	(159,004)	(19,847)			(264,851)

Income tax expense	-	800			800

Net Loss	$(159,004)	$(20,647)			$(265,651)

Basic and Diluted Loss per
Common share		$-			$(0.01)

Basic and Diluted Weigted Average
Common Shares Outstanding		139,561,650			30,000,000

PRO FORMA COMBINED BALANCE SHEET AT SEPTEMBER 30, 2008
(UNAUDITED)

	Actual	Actual	Pro Forma		Pro Forma
	Yatinoo (i)	Stone	Adjustments	Notes	Combined

Cash	$18,602	$1,625	(1,625)	a	$18,602
Accounts receivable	224,773	500	(500)		224,773
Prepaid expenses	7,733	-			7,733
Total current assets	251,108	2,125			251,108

Property, plant and equipment	108,797	-			108,797
Intangible assets	33,958	-			33,958
Goodwill					-
Total Assets	$393,863	$2,125			$393,863

Current Liabilities:
Accounts payable	$477,106	$26,671	(26,671)	a	477,106
Loan payable	156,113		200,000	c, f	356,113
Shareholder loan-current portion	293,693	-			293,693
Total Current Liabilities	926,912	26,671			1,126,912

Long-Term Debt
Shareholder loan	-	8,000	(8,000)	a	-

Total Liabilities	926,912	34,671			1,126,912

Stockholders' Equity
Common Stock	157,334	5,000	(132,334)	b, c, d	30,000
Additional Paid in Capital	-	32,500	(105,166)	b, c, d, e	(72,666)
Accumulated other comprehensive loss	(164,707)		-		(164,707)
Deficit Accumulated in the Development Stage	(525,676)	(70,046)	70,046	a	(525,676)
Total Stockholders' Equity (Deficit)	(533,049)	(32,546)			(733,049)
Total Liabilities and Stockholders' Equity	$393,863	$2,125			$393,863

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)

	Actual	Actual	Pro Forma		Pro Forma
	Yatinoo	Stone	Adjustments		Combined

Revenues
Consulting Revenue	$-	$3,350			$3,350
Service Revenue	1,522,430	-			1,522,430
	1,522,430	3,350			1,525,780
Cost of Sales	168,904	-			168,904

Gross profit	1,353,526	3,350			1,356,876

General administrative expenses	1,668,363	31,622	50,000	g	1,749,985

Net loss from operations	(314,837)	(28,272)			(343,109)

Interest expense	(4,223)	-	(27,000)	f	(31,223)

Loss before provision for income tax	(319,060)	(28,272)			(374,332)

Income tax expense	-	997			997

Net Loss	$(319,060)	$(29,269)			$(373,335)

Basic and Diluted Loss per
Common share		$(0.00)			$(0.01)

Basic and Diluted Weigted Average
Common Shares Outstanding		150,000,000			30,000,000